Exhibit 99.1

MYR Group Inc. Announces Second-Quarter and First-Half 2017 Results

Rolling Meadows, Ill., August 2, 2017 – MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a holding company of leading specialty contractors serving the electrical infrastructure market in the United States and Canada, today announced its second-quarter and first-half 2017 financial results.

Highlights

•	Second quarter revenues of $356.2 million
•	Second quarter net income of $1.2 million, or $0.07 per diluted share
•	Backlog remains strong at $632.5 million
•	$20.0 million share repurchase program extended through August 2018

Management Comments

Rick Swartz, MYR’s President and CEO, said, "Revenues came in strong at $356.2 million; however, our gross profit was negatively impacted by two projects in the Midwest U.S. and one in Canada. Although we are disappointed with our second quarter results, we are encouraged by the active bidding environment in most of our markets, which is reflected in our solid revenues and sustained backlog. We remain confident that our strong financial position, experienced and dedicated workforce and strong reputation position us to take advantage of this favorable market environment which we expect will generate positive returns for our shareholders.”

Second Quarter Results

MYR reported second quarter 2017 revenues of $356.2 million, an increase of $94.3 million, or 36.0 percent, compared to the second quarter of 2016. Specifically, the T&D segment reported revenues of $239.8 million, an increase of $61.2 million, or 34.2 percent, from the second quarter of 2016, primarily due to higher revenue from large transmission projects and an increase in distribution projects. The C&I segment reported second quarter 2017 revenues of $116.4 million, an increase of $33.1 million, or 39.7 percent, from the second quarter of 2016, due primarily to increased spending from existing customers and the WPE acquisition in late 2016.

Consolidated gross profit decreased to $27.5 million in the second quarter of 2017, compared to $31.4 million in the second quarter of 2016. The decrease in gross profit was primarily due to lower overall gross margin, partially offset by higher revenue. Gross margin decreased to 7.7 percent for the second quarter of 2017 from 12.0 percent for the second quarter of 2016. The decrease in gross margin was largely due to write-downs on three projects. Two projects in the Midwest U.S. were significantly impacted by weather resulting in unbudgeted costs associated with right-of-way access, lower productivity and increased road damage and repair requirements. As a result, we wrote down $2.8 million for these projects in the second quarter. Additionally, one T&D project in Canada experienced cost impacts mainly associated with project delays and schedule extensions. Although we are working with our client to recover these costs, we have not recognized all of the revenues relating to various pending project claims and change orders which resulted in second quarter write-downs on this project of $2.6 million. Margins were also impacted by costs associated with organic and acquisition growth, including the impact of contingent consideration related to margin guarantees of $0.9 million that is classified as other income. Changes in estimates of gross profit on certain projects, including those discussed above, resulted in a gross margin decrease of 2.1 percent for the second quarter of 2017. Gross margin increased 0.1 percent due to changes in estimates of gross profit on certain projects for the second quarter of 2016.

Selling, general and administrative expenses (“SG&A”) increased to $25.0 million in the second quarter of 2017 compared to $22.5 million in the second quarter of 2016. The year-over-year increase was primarily due to $2.8 million of costs associated with our expansion into new geographic markets and higher payroll costs to support operations, partially offset by lower bonus and profit sharing costs. As a percentage of revenues, SG&A decreased to 7.0 percent for the second quarter of 2017 from 8.6 percent for the second quarter of 2016.

Other income (loss) increased from a loss of $0.1 million in the second quarter of 2016 to income of $0.8 million in the second quarter of 2017 primarily due to contingent consideration related to margin guarantees of $0.9 million recognized on certain contracts associated with the acquisition of WPE. The income tax provision was $2.5 million for the second quarter of 2017, with an effective tax rate of 67.3 percent, compared to a provision of $3.3 million for the second quarter of 2016, with an effective tax rate of 37.8 percent. The increase in the tax rate in the second quarter of 2017 was primarily caused by our inability to utilize losses experienced in certain Canadian operations.

For the second quarter of 2017, net income was $1.2 million, or $0.07 per diluted share, compared to $5.5 million, or $0.31 per diluted share, for the same period of 2016. Second quarter 2017 EBITDA, a non-GAAP financial measure, was $14.1 million, or 3.9 percent of revenues, compared to $18.9 million, or 7.2 percent of revenues, in the second quarter of 2016.

First-Half Results

MYR reported first-half 2017 revenues of $656.3 million, an increase of $140.7 million, or 27.3 percent, compared to first-half 2016. Specifically, the T&D segment reported revenues of $435.5 million, an increase of $73.9 million, or 20.4 percent, from the first half of 2016, primarily due to higher revenue from large transmission projects and an increase in distribution projects. The C&I segment reported first-half 2017 revenues of $220.8 million, an increase of $66.8 million, or 43.4 percent, from first-half 2016, due primarily to increased spending from existing customers and the WPE acquisition in late 2016.

Consolidated gross profit decreased to $53.3 million in the first half of 2017, compared to $58.7 million in the first half of 2016. The decrease in gross profit was primarily due to lower overall gross margin, partially offset by higher revenue. Gross margin decreased to 8.1 percent for the first half of 2017 from 11.4 percent for the first half of 2016. The decline in our gross margin was largely due to write-downs on three projects. Two projects in the Midwest U.S. were significantly impacted by weather resulting in unbudgeted costs associated with right-of-way access, lower productivity and increased road damage and repair requirements. As a result, we wrote down $4.0 million for these projects this year. One T&D project in Canada experienced cost impacts mainly associated with project delays and schedule extensions. Although we are working with our client to recover these costs, we have not recognized all of the revenues relating to various pending project claims and change orders which resulted in write-downs on this project of $2.4 million. A higher mix of smaller, shorter duration T&D work also impacted margins in the first half of 2017. The shift in the mix of work also caused a decline in our fleet utilization and increased mobilization and demobilization costs. Margins were also impacted by costs associated with organic and acquisition growth, including the impact of contingent consideration related to margin guarantees of $1.7 million that is classified as other income. These impacts were partially offset by settlements related to previously unrecognized revenues on a project claim and pending change orders. Changes in estimates of gross profit on certain projects, including those discussed above, resulted in a gross margin decrease of 1.0 percent for the first half of 2017. Gross margin decreased 0.7 percent due to changes in estimates of gross profit on certain projects for the first half of 2016.

Selling, general and administrative expenses (“SG&A”) increased to $50.8 million in the first half of 2017 compared to $46.4 million in the first half of 2016. The year-over-year increase was primarily due to $5.1 million of costs associated with our expansion into new geographic markets and higher payroll costs to support operations, partially offset by lower bonus and profit sharing costs. Additionally, $1.0 million of costs associated with activist investor activities were incurred in the first half of 2016. As a percentage of revenues, SG&A decreased to 7.7 percent for the first half of 2017 from 9.0 percent for the first half of 2016.

Other income was $1.6 million for the first half of 2017 compared to $0.1 million in the first half of 2016. The increase was primarily attributable to contingent consideration related to margin guarantees of $1.7 million recognized on certain contracts associated with the acquisition of WPE. The income tax provision was $2.2 million for the first half of 2017 with an effective tax rate of 47.2 percent, compared to a provision of $4.6 million for the first half of 2016 with an effective tax rate of 38.0 percent. The increase in the tax rate in first half of 2017 was primarily caused by our inability to utilize losses experienced in certain Canadian operations, partially offset by excess tax benefits of approximately $1.0 million pertaining to the vesting of stock awards and the exercise of stock options.

For the first half of 2017, net income was $2.4 million, or $0.15 per diluted share, compared to $7.5 million, or $0.40 per diluted share, for the same period of 2016. First-half 2017 EBITDA, a non-GAAP financial measure, was $25.2 million, or 3.8 percent of revenues, compared to $32.2 million, or 6.2 percent of revenues, in the first half of 2016.

Share Repurchase Program

MYR’s current share repurchase program will expire on August 15, 2017. On July 27, 2017, the Board of Directors approved a new $20 million share repurchase program that will begin when our current program expires. The new share repurchase program will continue in effect through August 15, 2018 or until the authorized funds are exhausted.

Backlog

As of June 30, 2017, MYR's backlog was $632.5 million, consisting of $295.0 million in the T&D segment and $337.5 million in the C&I segment. Total backlog of $632.5 million was $28.4 million lower than the $660.9 million reported at March 31, 2017. T&D backlog decreased $61.9 million, or 17.3 percent, from March 31, 2017, while C&I backlog increased $33.6 million, or 11.0 percent, over the same period. Total backlog at June 30, 2017 increased $157.5 million, or 33.1 percent, from the $475.0 million reported at June 30, 2016.

Balance Sheet

As of June 30, 2017, MYR had $181.4 million of borrowing availability under its credit facility.

Non-GAAP Financial Measures

To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.

Conference Call

MYR will host a conference call to discuss its second-quarter 2017 results on Thursday, August 3, 2017, at 9:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Thursday, August 10, 2017, at 11:59 p.m. Eastern time, by dialing (855) 859-2056 or (404) 537-3406, and entering conference ID 42428877. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of MYR's website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until Thursday, August 10, 2017, at 11:59 P.M. Eastern time.

About MYR

MYR is a holding company of leading specialty contractors serving the electrical infrastructure market throughout the United States and Canada who have the experience and expertise to complete electrical installations of any type and size. Their comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. Transmission and distribution customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. Commercial and industrial electrical contracting services are provided to general contractors, commercial and industrial facility owners, local governments and developers generally throughout the western and northeastern United States and western Canada. For more information, visit myrgroup.com.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “encouraged,” “estimate,” “expect,” “intend,” “likely,” “may,” “objective,” “outlook,” “plan,” “possible,” “potential,” “project,” “remain confident,” “should” “unlikely,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this announcement should be evaluated together with the many uncertainties that affect MYR's business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and in any risk factors or cautionary statements contained in MYR's subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

MYR Group Inc. Contact:

Betty R. Johnson, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Kristine Walczak

Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Consolidated Balance Sheets

As of June 30, 2017 and December 31, 2016

	June 30,	December 31,
(In thousands, except share and per share data)	2017	2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,026	$23,846
Accounts receivable, net of allowances of $474 and $432, respectively	222,210	234,642
Costs and estimated earnings in excess of billings on uncompleted contracts	93,050	69,950
Current portion of receivable for insurance claims in excess of deductibles	3,930	3,785
Refundable income taxes, net	660	2,474
Other current assets	8,286	8,202
Total current assets	338,162	342,899
Property and equipment, net of accumulated depreciation of $220,760 and $209,466, respectively	155,553	154,891
Goodwill	46,781	46,781
Intangible assets, net of accumulated amortization of $5,082 and $4,684, respectively	11,190	11,566
Receivable for insurance claims in excess of deductibles	14,646	14,692
Other assets	3,525	2,666
Total assets	$569,857	$573,495

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of capital lease obligations	$1,101	$1,085
Accounts payable	115,324	99,942
Billings in excess of costs and estimated earnings on uncompleted contracts	41,967	42,321
Current portion of accrued self insurance	12,442	10,492
Other current liabilities	31,956	42,382
Total current liabilities	202,790	196,222
Deferred income tax liabilities	18,358	18,565
Long-term debt	44,878	59,070
Accrued self insurance	32,898	32,092
Capital lease obligations, net of current maturities	3,300	3,833
Other liabilities	505	539
Total liabilities	302,729	310,321
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at June 30, 2017 and December 31, 2016	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 16,491,656 and 16,333,139 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	163	162
Additional paid-in capital	142,331	140,100
Accumulated other comprehensive loss	(423)	(433)
Retained earnings	125,057	123,345
Total stockholders’ equity	267,128	263,174
Total liabilities and stockholders’ equity	$569,857	$573,495

MYR GROUP INC.

Unaudited Consolidated Statements of Operations and Comprehensive Income

Three and Six Months Ended June 30, 2017 and 2016

	Three months ended		Six months ended
	June 30,		June 30,
(In thousands, except per share data)	2017	2016	2017	2016

Contract revenues	$356,185	$261,934	$656,314	$515,568
Contract costs	328,668	230,499	603,057	456,852
Gross profit	27,517	31,435	53,257	58,716
Selling, general and administrative expenses	25,024	22,517	50,803	46,376
Amortization of intangible assets	210	292	398	503
Gain on sale of property and equipment	(1,319)	(516)	(2,026)	(612)
Income from operations	3,602	9,142	4,082	12,449
Other income (expense)
Interest income	3	1	4	5
Interest expense	(594)	(242)	(1,108)	(425)
Other, net	751	(52)	1,625	56
Income before provision for income taxes	3,762	8,849	4,603	12,085
Income tax expense	2,532	3,349	2,173	4,598
Net income	$1,230	$5,500	$2,430	$7,487
Income per common share:
—Basic	$0.08	$0.32	$0.15	$0.41
—Diluted	$0.07	$0.31	$0.15	$0.40
Weighted average number of common shares and potential common shares outstanding:
—Basic	16,312	17,354	16,237	18,336
—Diluted	16,503	17,679	16,476	18,638
Net income	$1,230	$5,500	$2,430	$7,487
Other comprehensive income (loss):
Foreign currency translation adjustment	59	32	10	(84)
Other comprehensive income (loss)	59	32	10	(84)
Total comprehensive income	$1,289	$5,532	$2,440	$7,403

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Six Months Ended June 30, 2017 and 2016

	Six months ended
	June 30,
(In thousands)	2017	2016

Cash flows from operating activities:
Net income	$2,430	$7,487
Adjustments to reconcile net income to net cash flows provided by operating activities —
Depreciation and amortization of property and equipment	19,055	19,187
Amortization of intangible assets	398	503
Stock-based compensation expense	2,560	2,439
Deferred income taxes	(209)	(27)
Gain on sale of property and equipment	(2,026)	(612)
Other non-cash items	(289)	75
Changes in operating assets and liabilities
Accounts receivable, net	13,346	25,313
Costs and estimated earnings in excess of billings on uncompleted contracts	(22,707)	(15,619)
Receivable for insurance claims in excess of deductibles	(99)	(1,709)
Other assets	(626)	(560)
Accounts payable	15,357	5,160
Billings in excess of costs and estimated earnings on uncompleted contracts	(445)	3,462
Accrued self insurance	2,745	814
Other liabilities	(10,310)	549
Net cash flows provided by operating activities	19,180	46,462
Cash flows from investing activities:
Proceeds from sale of property and equipment	2,466	1,843
Purchases of property and equipment	(20,598)	(12,237)
Net cash flows used in investing activities	(18,132)	(10,394)
Cash flows from financing activities:
Net borrowings (repayments) under revolving lines of credit	(14,193)	20,000
Payment of principal obligations under capital leases	(516)	(144)
Proceeds from exercise of stock options	1,134	1,116
Debt issuance costs	—	(874)
Excess tax benefit from stock-based awards	—	237
Repurchase of common shares	(2,208)	(92,958)
Other financing activities	28	63
Net cash flows used in financing activities	(15,755)	(72,560)
Effect of exchange rate changes on cash	887	58
Net decrease in cash and cash equivalents	(13,820)	(36,434)
Cash and cash equivalents:
Beginning of period	23,846	39,797
End of period	$10,026	$3,363

MYR GROUP INC.

Unaudited Consolidated Selected Data and Net Income Per Share

Three and Twelve Months Ended June 30, 2017 and 2016

	Three months ended		Last twelve months ended
	June 30,		June 30,
(in thousands, except shares and per share data)	2017	2016	2017		2016

Summary Statement of Operations Data:
Contract revenues	$356,185	$261,934	$1,283,233		$1,056,613
Gross profit	$27,517	$31,435	$129,264		$119,947
Income from operations	$3,602	$9,142	$30,387		$32,669
Income before provision for income taxes	$3,762	$8,849	$30,863		$32,203
Income Tax Expense	$2,532	$3,349	$14,489		$12,660
Net income	$1,230	$5,500	$16,374		$19,543
Tax rate	67.3%	37.8%	46.9%		39.3%

Per Share Data:
Income per common share:
- Basic	$0.08	$0.32	$1.03	(1)	$1.01	(1)
- Diluted	$0.07	$0.31	$1.00	(1)	$0.99	(1)

Weighted average number of common shares and potential common shares outstanding :
- Basic	16,312	17,354	16,063	(2)	19,417	(2)
- Diluted	16,503	17,679	16,369	(2)	19,778	(2)

	June 30,	December 31,	June 30,		June 30,
(in thousands)	2017	2016	2016		2015

Summary Balance Sheet Data:
Total assets	$569,857	$573,495	$471,675		$562,431
Total stockholders' equity (book value)	$267,128	$263,174	$245,687		$340,496
Goodwill and intangible assets	$57,971	$58,347	$57,986		$58,616
Total funded debt	$44,878	$59,070	$20,000		$—

			Last twelve months ended
			June 30,
			2017		2016
Financial Performance Measures (3):
Reconciliation of Non-GAAP measures:
Net income			$16,374		$19,543
Interest expense, net			1,978		785
Tax impact of interest			(928)		(309)
EBIT, net of taxes (4)			$17,424		$20,019

See notes at the end of this earnings release.

 MYR GROUP INC.

Unaudited Performance Measures and Reconciliation of Non-GAAP Measures

Three and Twelve Months Ended June 30, 2017 and 2016

	Three months ended		Last twelve months ended
	June 30,		June 30,
(in thousands, except shares, per share data, ratios and percentages)	2017	2016	2017	2016

Financial Performance Measures (3):
EBITDA (5)	$14,060	$18,864	$71,726	$72,388
EBITDA per Diluted Share (6)	$0.85	$1.07	$4.39	$3.66
Free Cash Flow (7)	$(4,476)	$23,568	$(6,524)	$51,328
Book Value per Period End Share (8)	$16.01	$14.87
Tangible Book Value (9)	$209,157	$187,701
Tangible Book Value per Period End Share (10)	$12.54	$11.36
Funded Debt to Equity Ratio (11)	0.17	0.08
Asset Turnover (12)			2.72	1.88
Return on Assets (13)			3.5%	3.5%
Return on Equity (14)			6.7%	5.7%
Return on Invested Capital (17)			6.6%	6.8%

Reconciliation of Non-GAAP Measures:
Reconciliation of Net Income to EBITDA:
Net income	$1,230	$5,500	$16,374	$19,543
Interest expense, net	591	241	1,978	785
Provision for income taxes	2,532	3,349	14,489	12,660
Depreciation and amortization	9,707	9,774	38,885	39,400
EBITDA (5)	$14,060	$18,864	$71,726	$72,388

Reconciliation of Net Income per Diluted Share to EBITDA per Diluted Share:
Net Income per share:	$0.07	$0.31	$1.00	$0.99
Interest expense, net, per share	0.04	0.01	0.12	0.04
Provision for income taxes per share	0.15	0.19	0.89	0.64
Depreciation and amortization per share	0.59	0.56	2.38	1.99
EBITDA per Diluted Share (6)	$0.85	$1.07	$4.39	$3.66

Calculation of Free Cash Flow:
Net cash flow from operating activities	$6,120	$32,036	$27,208	$80,433
Less: cash used in purchasing property and equipment	(10,596)	(8,468)	(33,732)	(29,105)
Free Cash Flow (7)	$(4,476)	$23,568	$(6,524)	$51,328

Reconciliation of Book Value to Tangible Book Value:
Book value (total stockholders' equity)	$267,128	$245,687
Goodwill and intangible assets	(57,971)	(57,986)
Tangible Book Value (9)	$209,157	$187,701

Reconciliation of Book Value per Period End Share to Tangible Book Value per Period End Share:
Book value per period end share:	$16.01	$14.87
Goodwill and intangible assets per period end share	(3.47)	(3.51)
Tangible Book Value per Period End Share (10)	$12.54	$11.36

Calculation of Period End Shares:
Shares Outstanding	16,492	16,202
Plus: Common Equivalents	191	325
Period End Shares (15)	16,683	16,527

		June 30,	June 30,	June 30,
		2017	2016	2015
Reconciliation of Invested Capital to Shareholders Equity:
Book value (total stockholders' equity)		$267,128	$245,687	$340,496
Plus: Total Funded Debt		44,878	20,000	—
Less: Cash and cash equivalents		(10,026)	(3,363)	(46,884)
Invested Capital (16)		$301,980	$262,324	$293,612

See notes at the end of this earnings release.

(1)	Last-twelve-months earnings per share is the sum of earnings per share reported in the last four quarters.
(2)	Last-twelve-months average basic and diluted shares were determined by adding the average shares reported for the last four quarters and dividing by four.
(3)	These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance, our prospects for future performance and our ability to comply with certain material covenants as defined within our credit agreement, and to compare our results with those of our peers. In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.
(4)	EBIT, net of taxes is defined as net income plus net interest, less the tax impact of net interest. The tax impact of net interest is computed by multiplying net interest by the effective tax rate. Management uses EBIT, net of taxes, to measure our results exclusive of the impact of financing costs.
(5)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. EBITDA is a component of the debt to EBITDA covenant, as defined in our credit agreement, which we must report to our bank on a quarterly basis. In addition, management considers EBITDA a useful measure because it eliminates differences which are caused by different capital structures as well as different tax rates and depreciation schedules when comparing our measures to our peers’ measures.
(6)	EBITDA per diluted share is calculated by dividing EBITDA by the weighted average number of diluted shares outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(7)	Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income, cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.
(8)	Book value per period end share is calculated by dividing total stockholders’ equity at the end of the period by the period end shares outstanding.
(9)	Tangible book value is calculated by subtracting goodwill and intangible assets outstanding at the end of the period from stockholders’ equity outstanding at the end of the period. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or stockholders’ equity.
(10)	Tangible book value per period end share is calculated by dividing tangible book value at the end of the period by the period end number of shares outstanding. Tangible book value per period end share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(11)	The funded debt to equity ratio is calculated by dividing total funded debt at the end of the period by total stockholders’ equity at the end of the period.
(12)	Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.
(13)	Return on assets is calculated by dividing net income for the period by total assets at the beginning of the period.
(14)	Return on equity is calculated by dividing net income for the period by total stockholders’ equity at the beginning of the period.
(15)	Period end shares is calculated by adding average common stock equivalents for the quarter to period end balance of common stock outstanding. Period end shares is not recognized under GAAP and does not purport to be an alternative to diluted shares. Management views period end shares as a better measure of shares outstanding as of the end of the period.
(16)	Invested capital is calculated by adding net funded debt (total funded debt less cash and marketable securities) to total stockholders’ equity.
(17)	Return on invested capital is calculated by dividing EBIT, net of taxes, less any dividends, by invested capital at the beginning of the period. Return on invested capital is not recognized under GAAP, and is a key metric used by management to determine our executive compensation.